CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND SENIOR FINANCIAL OFFICERS

CERTIFICATE OF COMPLIANCE

As a Covered Officer as defined in the Code of Ethics for Principal Executive and Senior Financial Officers (referred to in this document as the “Code”) of The Timothy Plan (the “Trust”) I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that since any prior certification of the Code, I have complied with the policies and procedures as in effect at that time, and agree going forward to comply with the requirements of the Code.

Signature

By:	Arthur Ally, President and Treasurer
The Timothy Plan

Date: